EXHIBIT 10.22

                                    PREAMBLE

      Agreement made this 28th day of February, 2004, by and between INTERBORO INSTITUTE, INC., 450 West 56th Street, New York, New York 10019 ( the "Employer" or the "Company") and OPEIU LOCAL 153, AFL-CIO, 265 West 14th Street, New York, New York 10011, (the "Union" or "Local 153") acting by and through their duly authorized agents. The parties hereby agree as follows:

                                    ARTICLE I

                                   RECOGNITION

      Section 1. The Employer recognizes the Union as the sole and exclusive bargaining agent of all regular and full time clerical employees working at the following sites:

                  450 West 56th Street, New York, New York;
                  254 West 54th Street, New York, New York;
                  260 Audubon Avenue, New York, New York;
                  135-27 Avenue, Flushing, New York; and
                  53  South Broadway, Yonkers, New York.

         Section 2. The titles included are listed in Appendix 1.

      Section 3. In the event that the Company opens any new campuses in the five (5) Boroughs of New York City or in Nassau, Suffolk or Westchester counties, the Employer agrees to recognize Local 153 as the exclusive bargaining agent of the employees in the same job classifications listed above in Article 1, Section 2, in the event that the new campus is an accretion to the existing bargaining unit. In the event the new campus is not an accretion, then Interboro will remain neutral in the event that Local 153 seeks to represent the employees at the new location in the job classifications listed in Article 1, Section 2, and the Employer will not deny Local 153 reasonable access to its premises for the purpose of explaining the benefits of union representation, and soliciting support (including asking employees to sign union authorization cards) from employees working in the job classifications listed in Article 1, Section 2. The Union commits that it will not solicit support from or otherwise attempt to unionize employees in any other job classification.

      In the event that Local 153 becomes the majority representative of employees at a new location, the Employer agrees that this existing contract shall apply to those new locations.

      Section 4. For the purposes of this agreement, the following definitions apply:

      Full time employee - Employee scheduled to work at least 35 hours per week.

      Regular scheduled part time employee - Employee scheduled to work at least 25 but fewer than 35 hours per week.

      Part Time - Employee scheduled to work less than 25 hours per week.

                                   ARTICLE II

                                    CHECK-OFF

      Section 1. Upon receipt of written authorization from an employee, the Company agrees that it will, during the full term of this Agreement, or any renewal or extension thereof, deduct from that employee's pay each pay period the Union dues and initiation fees, in such amount as may be affixed by the Union, starting not earlier than the first pay period following the completion of the employee's first thirty-one (31) calendar days of employment. The Company agrees to transmit such sums to the Union no later than the 20th calendar day in the month following the month in which the sums are collected.

      Section 2. The Union agrees to furnish the Company evidence of each employee's authorization directing and allowing the Employer to make deductions for union dues and initiation fees. The written authorization shall continue in effect for one year from the execution thereof or until the termination of this Agreement, whichever occurs sooner. Thereafter the authorization shall be automatically renewed for successive one year periods.

      Section 3. The Employer shall be relieved from making such check-off deduction upon:

      (1)   separation from employment;
      (2)   transfer to a job outside the bargaining unit;
      (3)   layoff from work;
      (4)   an agreed leave of absence;
      (5)   resignation from the Union.

      The Employer shall resume such check-off deduction if a laid off employee or an employee on an agreed leave of absence returns to work.

                                   ARTICLE III

                                 UNION SECURITY

      Section 1. The Employer agrees that all employees covered under this Agreement shall, as a condition of employment, thirty-one (31) days from the execution of this Agreement, become and remain members of the Union in good standing.

      Section 2. The Employer agrees that all new employees hired subsequent to the effective date of this Agreement shall, as condition of employment, thirty-one (31) days from the date of employment, become and remain members of the Union in good standing.

      Section 3. The Employer agrees to supply the union with the name, sex, date of birth, social security number, address, salary, date of hiring, classification of employees covered by this Agreement once every six (6) months during the life of this agreement. In addition, the Employer shall provide the Union with the same information for any new employee to be covered by this Agreement.

                                   ARTICLE IV

                          UNION STEWARDS AND VISITATION

      Section 1. The Employer will recognize one (1) shop steward and one (1) assistant shop steward at each location. The Union may designate one (1) shop steward as Chief Shop Steward. The Chief Shop Steward will have superseniority for the purpose of layoffs only, provided that the operational needs of the Company can be met.

      Section 2. The Union will notify the Employer in writing of the name of the shop stewards, assistant shop stewards, Chief Shop Steward, and any outside Union representative authorized to administer this Agreement on behalf of the Union.

      Section 3. An authorized representative of the Union shall have access to the work sites covered by this Agreement at a mutually convenient time, on two
(2) days' advance notification to the Vice President of Administration, or his/her designee, for the purpose of ascertaining whether the conditions of this Agreement are being observed. Such visits only may be for a purpose that is directly related to the administration of this Agreement, and shall not interfere with Company services in any way; nor may the authorized representative of the Union meet with any employee while that employee is on duty without the express permission of the Vice President of Administration or his/her designee.

                                    ARTICLE V

                              UNION BULLETIN BOARD

      The Company shall provide a bulletin board for the posting of union notices at the following locations:

      1.    Break Room at 450 West 56th Street.
      2.    By the time clock in Flushing.
      3.    By the time clock in Washington Heights.
      4.    In the photocopy area at 54th Street
      5. In a mutually agreed appropriate location in any new facility that becomes part of the bargaining unit.

      The notices may relate to meetings, dues, entertainment, health and safety, and general union activities, provided that such notices do not contain express or implied criticism of the Company or any manager or any other employee of the Company, and shall not contain calls to action. The bulletin boards shall be under lock and key, and both management and the steward at each location shall have a key. The Company may remove any notice it deems to be in violation of this provision, and, if the Union disagrees, it may file a grievance and take the matter to arbitration if it cannot be resolved.

                                   ARTICLE VI

                             PROBATIONARY EMPLOYEES

      Section 1. All newly hired employees shall be considered probationary and on a trial basis for a period of ninety (90) days from the date of hire.

      Section 2. During the term of the probationary period, such employees shall be entitled to all rights and privileges of this Agreement, except with respect to discharge and other forms of discipline. Such employees may be terminated at any time during their probationary period without any recourse whatsoever. After the completion of the probationary period, seniority shall be effective as of the original date of employment.

                                   ARTICLE VII

                           HOURS OF WORK AND OVERTIME

      Section 1. The normal work week for full time employees is presently thirty-five (35) hours per week. These employees will be permitted a one (1) hour meal period per day (without pay). Employees (full time and part time) shall receive a fifteen (15) minute break with pay, staggered within departments, for each three (3) hours of work.

      Section 2. The normal work week, including but not limited to hours per week, hours of work per day, starting and ending times of shifts and length of shifts, and any changes to the foregoing, shall be set at the sole discretion of the Employer, subject to the procedures set forth below. The fact that an employee works a particular number of hours or days or on a particular shift shall be no guarantee that such practice shall continue.

      Section 3. The Employer  will  establish  the hours of operation  for each semester.  Employees  will  then be  permitted  to  submit a  proposed  schedule
(approximately 3 weeks before the beginning of the semester). The Employer agrees to review those preferences and set the employees' work schedule. The Employer will advise the employees of the schedule at least two (2) weeks in advance, unless there is an emergency or unforeseen circumstances. If the Employer makes changes to the foregoing, it will endeavor to give reasonable notice in the circumstances to employees affected by any such changes.
Management's final decision concerning the scheduling of employees shall be based upon the needs of the business and not upon arbitrary reasons. Notwithstanding the foregoing, during registration Interboro may modify schedules in accordance with the needs of the business, as it has done in the past. Work schedules, and changes thereto, shall be grievable but not arbitrable.

      Section 4. Nothing shall prohibit the Employer from hiring new employees and requiring them to work Saturday as a regular day of work. In the event that Saturday is a work day the Employer shall endeavor to use its best efforts to provide two (2) consecutive days off, if the employee is required to work Saturday as a regular day of work.

      Section 5. In the event that Saturday is to be a regular day of work and no new employee is hired, the Employer agrees to solicit volunteers to work Saturday. The Employer agrees that if all the employees in the affected job title agree to rotate the Saturday work, that that will be approved. The only limitation, on Saturday, is that the Employer has the right to reject an employee who has less than two (2) years of service, and, if the employee is working alone, to require that the employee have a good or better evaluation, with a very good rating in professionalism and independence. In the event that there are no volunteers, then the Employer may schedule employees to work on Saturday based upon the needs of the business

      Section 6. Employees shall be entitled to time and one-half for all hours worked over 40 in a week. The Employer will endeavor to give two (2) hours' notice, or, where the Employer is not reasonably able to give two (2) hours' notice, notice that is reasonable in the circumstances, to employees required to work past their normal quitting time, except during registration periods.

      Section 7. The work year (i.e., the academic year) commences on September 1 and ends August 31.

                                  ARTICLE VIII

                                      WAGES

      Section 1. All employees shall receive a three (3%) percent, across the board increase, effective September 1, 2003, 2004 and 2005.

      The across the board increases will be increased if certain enrollment increases (i.e., the number of students enrolled in the school after the purge, including new admits and returning students) are achieved, as follows:


        ENROLLMENT INCREASE    ADDITIONAL WAGE INCREASE      TOTAL WAGE INCREASE
        -------------------    ------------------------      -------------------

            15% or more                 .25%                       3.25%

            20% or more                 .75%                       3.75%

            30% or more                 1.5%                       4.5%


      Section 2. In addition to the wages set forth above, employees shall be eligible for merit pay increases effective September 1, 2003, 2004 and 2005, which shall be paid from a merit-pool, as follows:


         ENROLLMENT INCREASE                MERIT POOL
         -------------------                ----------

         15% or more                        .25%

         20% or more                        .75% (total pool of 1%)

         30% or more                        .50% (total pool of 1.5%)

      The above merit pools shall be the applicable percentage of the total bargaining unit payroll for employees eligible for an increase (i.e., excluding new hires who are not yet due an increase). The entire amount of the pool shall be spent whether or not 100% of the employees qualify for a merit increase. In order to be eligible for a merit increase, an employee must receive an overall very good in the annual formal evaluation. A minimum of 40% of the employees will share in this merit pool. If 40% of the employees do not qualify for the merit pool, then management will select the employees with the next best evaluations to reach the 40% minimum. All employees will be evaluated twice per year, once formally, and once less formally. The formal evaluation shall include a section on goals and objectives. The less formal evaluation may just be an oral evaluation, followed by a confirmatory letter.

      Section 3. The calculation of the enrollment increases for 2003 shall be based on a comparison of Fall 2003 enrollment with Fall 2002 enrollment. For the 2004 increases, and thereafter, enrollment increases shall be calculated by comparing the enrollment for the three semesters ending with the Fall semester with the three semesters ending with the Fall semester of the preceding year.

      Section  4.  Nothing  herein  shall  preclude  the  Employer,  in its sole
discretion,   from  making   additional  wage   adjustments  to  eliminate  wage
inequities, or to reward particularly meritorious work with additional bonuses.

      Section 5. All employees shall be paid bi-weekly on alternate Fridays. The payroll week begins on Wednesday and ends the following Tuesday.

                                   ARTICLE IX

                                    HOLIDAYS

      Section 1. All full time and regularly scheduled part time employees shall be entitled to twelve (12) holidays off with pay. Those holidays are as follows:


            Day before New Year's Day
            New Year's Day
            Martin Luther King Day
            President's Day observed
            Memorial Day observed
            Independence Day
            Labor Day
            Columbus Day observed
            Thanksgiving Day
            Day after Thanksgiving Day
            Day before Christmas Day
            Christmas Day
            Presidential Election Day (once every 4 years)

      Section 2. Any employee required to work on an Employer observed holiday will be granted an additional holiday which must be taken during the same academic year (September 1 through August 31).

      Section 3. In order to be paid for the holiday, full time and regularly scheduled part time employees must be scheduled on the holiday as a work day and such pay will be based upon the number of hours that would have been worked.

      Section 4. In order to be eligible for holiday pay, the employee must work the day before and the day after the holiday, unless the employee supplies a medical note or is excused by the Employer.

      The parties agree that they shall meet before October 1, each year to set (or change) the holiday schedule for the academic year. Absent agreement to modify the holiday schedule, the holidays listed in Section 1 of this article will apply. Any holidays listed in Section 1 of this article falling on a Saturday or Sunday shall be observed on Friday or Monday respectively.

                                    ARTICLE X

                                    VACATION

      Section 1. Full time and regularly scheduled part time employees are entitled to vacation time off with pay based upon length of service. All vacation days must be requested and approved (in writing) in advance.

      Section 2. Full time employees are entitled to vacation time off with pay based upon full months of service, as follows:

FULL TIME EMPLOYEES

YEARS OF                   DAYS OF                   ACCRUED
SERVICE                    VACATION                  AT
-------                    --------                  -------

> 90 days                  0 to 10                   .83/MO

>3 years                   15                        1.25/MO

>10 years                  20                        1.67/MO


      Section 3. Regularly scheduled part time employees shall accrue at half the above rates after 1,000 hours. Employees who leave the employ of Interboro for any reason will be entitled to be paid for accrued but unused vacation days only if two (2) week's notice is provided.

      Section 4. Vacations are to be scheduled on the basis of the Employer requirements subject to the approval of the employee's supervisor. The Employer expects all employees to use all vacation time by August 31st. Two (2) days of vacation may be carried over into the next academic year. No employee may accrue more total vacation days than specified in the chart set forth in Section 2 above.

      Section 5. If an officially observed holiday falls during an employee's vacation, that day will not be charged as vacation day(s).

      Section 6. Vacation pay is calculated on the basis of an employee's regular rate of pay and workweek in effect at the time the vacation is taken.

      Section 7. Payment in lieu of vacation not taken will not be permitted except in case of termination, retirement or death of the employee.

                                   ARTICLE XI

                         MISCELLANEOUS EMPLOYEE BENEFITS

SECTION 1.  SHORT TERM DISABILITY

      The Employer shall provide short term disability in accordance with the law to employees in case of non-occupational illness or injury that extends beyond a fixed number of consecutive work days.

      A short term disability exists when an employee is absent from work due to illness/injury and is under the care of a physician for a period of five (5) consecutive work days or more. The office of Human resources must be notified of all absences of five (5) or more working days.

      For the purposes of a short term disability absence, employees covered under the Employer's plan will be entitled to receive one-half (1/2) salary up to the then current maximum under the New York State Disability Law, as calculated by the disability carrier in its sole, unreviewable discretion, for a period of up to twenty-six (26) weeks upon evidence for such illness/injury.

      All short term disability absences must be verified in writing by the attending physician at the beginning of the leave. Upon return to work, a physician note must be presented to the Human Resources office, certifying that the employee is fit to return to work, or else the employee may not return to work.

      Employees' Group Insurance coverage on short term disability will be continued for the employee and the employee's eligible dependents for the duration of short term disability as if the employee was active at work. The employee must continue to pay the employee's share during the short term disability.

SECTION 2. GROUP LIFE INSURANCE FULL TIME

      Full time employees are eligible for a life insurance policy at no cost after ninety (90) days of employment. The amount of the insurance is $5,000.

SECTION 3. LEAVES OF ABSENCE

      The Employer will consider personal leaves of absence without pay under certain exceptional circumstances based upon the needs of the Employer. Approved personal leaves of absence without pay shall be for a maximum duration of thirty
(30) days.

SECTION 4. TUITION REIMBURSEMENT

      It is the Employer's policy to provide educational opportunities for its employees. Tuition reimbursement is available to full time employees beginning their first complete semester after an employee's ninety (90) day anniversary of employment. Employees must submit their requests in advance of the semester. Full time employees are eligible for tuition reimbursement that is equal to the cost of six (6) credits during each of two (2) semesters for an academic year at the current applicable state rate charged by the City University of New York. The employees may elect any institution of higher learning. The institution must be one that is accredited for programs registered by the New York Board of Regents. Tuition will be paid once the office of Human Resources receives proof of payment and passing the course.

      Full time employees are eligible for tuition remission for up to two (2) courses, two (2) semesters per year, at Interboro following the completion of the employee's probationary period. Spouses and children of full time employees are eligible for tuition remission for full time study at Interboro following the completion of the employee's probationary period. For those students receiving remission, students are responsible for all fees.

SECTION 5. OPTICAL BENEFITS

      The Employer shall continue to cover employees under the optical benefits plan in effect for the Company's employees generally, and under the plan as it may be modified from time to time.

                                   ARTICLE XII

                                     PENSION

      Section 1. The Employer shall continue the participation of bargaining unit members in its 401(k) plan, the terms of which the Employer may change, at its discretion. Any such change by the employer shall not adversely affect the eligibility, vesting, matching as set forth below in this Section 1, and/or the administrative cost allocation. Subject to any caps set forth in the 401(k) plan: For the period September 1 through December 31, 2003, the Employer shall match fifteen (15%) percent of the employee's contribution. For the period January 1 through December 31, 2004, the Employer shall match twenty-five (25%) percent of the employee's contribution. For the periods January 1 through December 31, 2005 and 2006, the Employer shall match at a minimum of twenty (20%) percent. In the event that the student enrollment for calendar 2004 is fifteen (15%) percent greater than the enrollment for calendar 2003, the Employer agrees to increase the match to twenty-five (25%) percent of the employee's contribution for 2005. In the event that the student enrollment for calendar 2005 is fifteen (15%) percent greater than the enrollment for calendar 2004, the Employer agrees to increase the match to twenty-five (25%) percent of the employee's contribution for 2006.

      The Employer shall make the comparison between the 2004 and the 2003 enrollment, and between the 2005 and the 2004 enrollment, by the end of November 2004 and 2005 respectively. It shall promptly advise the Union of the results and if the enrollment does not increase by fifteen (15%) percent, the Employer shall supply the Union the necessary documentation to confirm the Employer's calculation.

                                  ARTICLE XIII

                                  PERSONAL DAYS

      Section 1. All full time employees are entitled to three (3) personal days per year for the academic year (prorated based upon the employee's start date) after ninety (90) days of employment. Unused personal days may not be carried over to the next academic year. Upon termination, employees will not be paid for personal days not taken. The Employer recognizes that personal reasons may necessitate an employee's absence from work.

                                   ARTICLE XIV

                                   SICK LEAVE

      Section 1. Sick leave days are intended to cover circumstances when illness prevents an employee from reporting to work. If an employee is out for more than two days, medical documentation of the condition must be provided to the office of Human Resources. Employees are encouraged not to use sick leave casually, they should be saved for bona fide illnesses.

      Section 2. If an employee is hospitalized in conjunction with vacation leave, medical documentation of illness must be provided. In that event, sick leave and not vacation leave will be charged provided that the employee has sufficient sick leave available.

      Section 3. Full time employees are entitled to seven (7) sick days per academic year (prorated based upon the employee's start date) after 90 days of employment. Sick days are granted for a one (1) year period commencing September 1st of each year. Up to fifteen (15) unused sick days may be banked into the following academic year.

      Section 4.  Regularly  scheduled  Part time employees are entitled to five
(5) sick days per year. Sick days are granted for a one (1) year period commencing September 1st of each year. Up to three (3) unused sick days may be carried over into the following academic year.

      Section 5. Employees, who abuse the sick leave policy (for example, by continually taking Friday and Monday absences without proper documentation), will be subject to discipline up to and including discharge.

      Section 6. Employees may not exceed the allotted sick leave days in an academic year. Those who do will not receive pay for any additional days of absence, except for short-term disability, and may be subject to discipline up to and including discharge.

      Section 7. Sick days are provided for the illness or injury of the employee only and may not be used to attend to family members or relatives, except as is provided for by Family Medical Leave Act (FMLA).

      Section 8. Unused sick days are not compensable upon termination of employment, or for any other reason.

                                   ARTICLE XV

                       GRIEVANCE MACHINERY AND ARBITRATION

      Section 1. A grievance shall mean any dispute between the parties involving the interpretation or application of this Agreement.

      Section 2. An aggrieved employee shall present a grievance at Step 1. The Union or the Employer shall present a grievance in Step 3; provided, however, that there shall be a twelve (12) month limitation for a grievance alleging that any employee did not receive the correct wages.

      Section 3. The steps shall be as follows:

      Step 1. The employee and a shop steward shall take up the grievance with the immediate supervisor within ten (10) working days of the event-giving rise to the grievance. Such supervisor shall respond in writing to the grievance within ten (10) days of such meeting. In the event the grievance is not satisfactorily adjusted, the grievance shall move to Step 2 within ten (10) working days of the supervisor's written response.

      Step 2. The chief steward will discuss the grievance with the head of the department involved or the designee of the Company. Such discussions shall not occur during the chief steward's work day without the permission of his or her supervisor. Such person shall respond to the grievance in writing within ten
(10) days of such meeting. In the event the grievance is not satisfactorily adjusted, the grievance shall move to Step 3 within ten (10) working days of the written response.

      Step 3. The Union Business Representative and the Vice President of Administration or another designee shall meet to discuss the grievance. In the event the grievance is not satisfactorily adjusted within fifteen (15) working days after such meeting, the grievance may be taken to arbitration by either the Union or the Employer.

      Step 4. Any grievance, which had not been resolved in accordance with the terms and conditions of this Agreement may be referred by the Union or the Employer to an arbitrator selected in accordance with the then current Voluntary Labor Arbitration Rules of the American Arbitration Association.

      All grievances and answers to grievances as provided herein must be submitted in writing to the appropriate parties at each step in the grievance procedure.

      Subject to the ten (10) working day time limit for the initial filing of a grievance set forth in Step 1, in the event that either party is seeking to initiate the grievance at Step 3, that party shall notify the other party of its intention to do so. A meeting will be conducted as soon as practical, but in no event later than ten (10) days after a discharge.

      If, in any of the foregoing steps, either the Union or the Employer shall fail to carry out the procedures involved, the other party may take the dispute directly to arbitration.

      Section 4. The decision of the Arbitrator shall be final and binding upon the parties hereto and all fees and expenses of the American Arbitration Association and the Arbitrator shall be borne equally by the parties.

      Section 5. The Chief Shop Steward shall attend all arbitration hearings without loss of pay.

      Section 6. Employees who believe they may have a grievance under the collective bargaining agreement will make every reasonable effort to discuss such grievances with their shop steward during non-working time for both the steward and the employee. Where this is not possible, a steward or other bargaining unit member may request that such a discussion take place during a time when the steward and/or other employee is not on working time. Provided that such a request can be granted without causing a disruption in the work place, such requests shall not be unreasonably denied. Such requests shall be made to the Vice President for Administration or his designee.

                                   ARTICLE XVI

                                MANAGEMENT RIGHTS

      Section 1. It is expressly understood and agreed that the Employer retains all rights, power, and authority not specifically delegated or abridged by the express provisions of this Agreement. The Union's and the employees' rights are set forth only in the provisions of this Agreement, and all other powers reside in management. Included in management's rights, but not limited thereto, is its right to manage the College, to hire, discipline (including suspension and demotion) or discharge for violations of the Employee Manual, including violations of the General Rules of Conduct, or for other just cause, to determine methods or means of operating its business, to promulgate, implement and require adherence to rules and regulations relating to the conduct of its employees (including a dress code) as it considers necessary or advisable for the efficient performance of its business, including a substance abuse policy and productivity standards, and to discipline (up to and including discharge) employees that do not comply with such rules and regulations, substance abuse policy or productivity standards, to change schedules, including starting and ending times and hours worked, to lay off or transfer employees, to determine the number of employees assigned to a particular shift, to schedule overtime (include mandatory overtime), to delineate work duties, to direct the work force, to name supervisors, to promote employees within the bargaining unit to supervisors, to subcontract all or part of the bargaining unit work (subject to the requirements of Article XXV), to assign bargaining unit work to supervisory employees, to determine all procedures and methods necessary or advisable for the efficient performance of its business, and to introduce or discontinue all or any segment of the business the Employer desires.

      Section 2. The listing of specific rights of management in this Agreement is not intended to be nor shall it be considered restrictive or a waiver of the rights of management not listed and not specifically surrendered herein whether or not such rights have been exercised by the Employer in the past. The Employer retains all rights that it had prior to the execution of this Agreement, subject to the restrictions of law or a specific provision of this Agreement.

      Section 3. All employees are expected to adhere to generally accepted rules, conduct and organizational behavior. The Employer may make such reasonable rules and regulations concerning the conduct of its employees as it deems necessary, provided such rules and regulations do not conflict with the explicit terms of the Agreement. A copy of the current General Rules of Conduct is attached as Appendix 2 to this Agreement. The Union acknowledges that these rules are reasonable and fully applicable to all employees.

      Section 4. Changes to any rules and regulations, when issued, shall be discussed with the Union upon request, but shall become effective as soon as they are communicated to the employees. These include changes to any documents referred to in this Article. The Union may challenge the reasonableness of any changes in the rules and regulations through the grievance and arbitration procedure.

      Section 5. The additional (specific) rules that apply to Admissions Associates and Financial Aid Counselors are annexed as Appendices 3 and 4.

      Section 6. The Company will advise the Local Union and the Chief Shop Steward of any discharge, in writing, reasonably contemporaneously with the time of the discharge action.

      Section 7. The Employer agrees that, upon request by an employee, a Union representative must be present during any investigatory interview of an employee covered by this agreement where as a result of the interview said employee could be subject to discipline.

      Section 8. The Employee Manual shall remain in full force and effect, except insofar as provisions of the Employee Manual are inconsistent with explicit terms of this Agreement.

                                  ARTICLE XVII

                              IDENTIFICATION CARDS

      Section 1. All employees shall be provided a picture identification card without cost. If an identification card is lost, stolen or destroyed, the employee must attain a replacement card. There may be a fee to replace a lost card. Upon termination of an employee, employees must return their identification cards.

                                  ARTICLE XVIII

                                 MILITARY LEAVE

      Section 1. Time off without pay for military duty shall continue. Employees may elect to take vacation time to meet their military obligation. All the benefits will continue during military leave of thirty (30) days or less at no cost to the employee. For military leave beyond thirty (30) days, the applicable law will be controlling.

                                   ARTICLE XIX

                               LAYOFFS AND RECALL

      Section 1. If a reduction of staff is necessary due to restructuring or economic reasons, the Employer may meet the Union prior to or after the layoff to explain it and to discuss layoff alternatives. Absent agreement on an alternative, the layoff procedures shall be as follows:

      Section 2. The operational needs of the Company shall prevail in all cases in determining which employees shall be laid-off. Where in the sole discretion of the Company, its operational needs do not require otherwise, and job performance is relatively equal, departmental seniority shall prevail in determining which employees shall be laid off.

      An employee whose job is affected by a reduction in staff shall have the right to displace a less senior employee in the same or lower labor grade whose job he/she is qualified to perform. Employees who are displaced by the affected employee shall in turn have the right to displace a less senior employee in the same or lower labor grade whose job they are qualified to perform. This procedure shall continue until the number of reductions sought is completed. An employee who accepts a new position as a as a result of the bumping procedure shall be paid the highest pay rate for the position into which the employee bumps. Seniority shall be on an Institute-wide basis.

      Section 3. Any employee laid off shall be placed on the recall list for a period of twelve (12) months.

      Section 4. Provided that there is no need for the skills of another employee on the recall list, recalls shall be made in inverse order of the order in which employees were added to the recall list (i.e., last in, first out.)

      Section 5. An employee recalled and reinstated to their former position held shall receive his/her former rate of pay in addition to any wage increases which were applied to his/her job classification during the period he/she was on the recall list.

      Section 6. Any notice of re-employment to any employee who has been laid off shall be made by certified mail to the last known address of such laid off employee. The employee must respond in five (5) business days.

                                   ARTICLE XX

                            NO STRIKES - NO LOCKOUTS

      Section 1. The parties subscribe to the principle that all differences under this Agreement shall be resolved by peaceful and appropriate means without interruption. Accordingly, there shall be no strikes, including sympathy strikes, sit-downs, slowdowns, stoppages of work, or other concerted refusal to perform work, boycotts, picketing, or handbilling, and the Union shall not instigate, engage in, authorize, support, encourage or condone such activities.

      Section 2. There shall be no lockouts by the Employer.

      Section 3. Employees covered by this Agreement who instigate or participate in, either individually or collectively, any unauthorized activity, including but not limited to those activities prohibited in Section 1, above, will be subject to discipline up to and including discharge.

      Section 4. In the event of a violation of this Article by any employee, the Union shall: notify the employee to cease violating this Article and resume regular work immediately.

                                   ARTICLE XXI

                                    SENIORITY

      Section 1. Seniority shall mean length of continuous service with the Employer and shall be cumulative on a Company wide basis.

      Section 2. An employee shall lose all seniority rights for any one or more of the following reasons:

      1.    Voluntary resignation.
      2.    Discharge for just cause.
      3. Failure to return to work within ten (10) working days after being recalled by certified mail, return receipt requested, to his/her last known address unless due to actual illness or accident.
      4.    Layoff for a continuous period of more than twelve (12) months.
      5.    Transferring to a non-bargaining unit position.
      6. Failure to return to work at the conclusion of an approved leave of absence.

                                  ARTICLE XXII

                            PROMOTIONS AND TRANSFERS

      Section 1. While it is the intention of the Employer to fill job vacancies from within the bargaining unit, where appropriate, before hiring new employees, the Employer is not required to do so, and may hire employees from whatever recruitment source it chooses.

      Section 2. Notice of all job vacancies within the bargaining unit shall be posted on appropriate bulletin boards of the Employer for ten (10) working days, except in emergency circumstances when it may only be posted for three (3) days, plus notice to the shop steward. The posting shall include the job title, the salary range, and brief description of job duties including qualifications and necessary skills. Only those employees who make applications during the posting period will be considered for the job and will be permitted to file a grievance against the final selection. Copies of all notices shall be forwarded to the chief steward.

      Section 3. Promotions shall be made on the basis of seniority and qualifications. In the event two or more employees have equal qualifications, the employee with the greatest seniority shall be selected.

      Section 4. An employee may apply for and receive a transfer to a position within the same job title. Such transfer shall be made at the discretion of the Employer, upon request of the employee. An employee so transferred shall receive the same salary as in his or her former position.

      Section 5. Involuntary transfers (transfers not requested by employee) shall be by inverse seniority except that the Employer reserves not to follow seniority when the needs of the business dictate otherwise. Prior to an involuntary transfer to another campus, volunteers will be sought. The Employer shall not be required to accept the volunteers.

                                  ARTICLE XXIII

                                 SUBCONTRACTING

      Section 1. In the event that the Employer, in its sole discretion, determines that it is necessary for the Employer to subcontract, it agrees to meet with the Union to discuss the subcontracting. The purpose of this meeting is for the Union to provide alternative options to subcontracting. The Employer agrees to promptly respond to reasonable requests for information by the Union so as to enable the Union to present reasonable alternatives to the Employer.

      In the event that the Union is unsuccessful in convincing the Employer not to subcontract, the Employer will use its best efforts to require the subcontractor to interview any employees of Employer who will be displaced (laid off) as a result of the subcontracting. Employees who are displaced shall receive severance in the amount of one (1) week per year of service up to a maximum of eight (8) weeks.

      Section 2. Nothing in this Article shall preclude the Employer from continuing to subcontract work of the kind that is currently subcontracted, such as telemarketing, without being required to comply with Article XXIII, Section 1.

                                  ARTICLE XXIV

                                    JURY DUTY

      The Employer will pay all full time and regularly scheduled part time employees up to ten (10) days pay in a two (2) year period when the employees are required to serve on jury duty. When an employee is notified to report to jury duty, the employee must present a copy of the notice to the office of Human Resources.

                                   ARTICLE XXV

                               NON-DISCRIMINATION

      Section 1. The Employer agrees that it will not discriminate against an employee because of his/her activities on behalf of the Union.

      Section 2. Neither the Employer nor the Union in carrying out their obligations under this contract shall discriminate because of race, creed, color, national origin, marital status, sex, age, sexual preference, handicap or veteran status.

                                  ARTICLE XXVI

                                 PERSONNEL FILES

      Section 1. An employee may inspect his/her personnel file at reasonable times. Such employee must provide notice of his/her desire to inspect his/her personnel file two (2) business days prior to such inspection. Employees wishing to clarify or rebut statements made in those materials may submit statements of explanation or rebuttal and such statements will be retained in his/her personnel file.

      Section 2. The employee will be supplied with a copy of any written discipline placed in the personnel file, but will not be provided with written documentation of oral warnings or counselings.

                                  ARTICLE XXVII

                                BEREAVEMENT LEAVE

      Section 1. The Employer will grant up to a maximum of three (3) working days off with pay in the case of a death of a member of the immediate family.

      Section 2. For  purposes  of this  leave,  immediate  family  members  are considered to be spouse, parents, siblings, children, grandparents, grandchildren, mother-in-law, father-in-law, brother-in-law, sister-in-law, or another person acting in the same role as the designated, and relatives living in the same household as the employee.

      Section 3. Documentation establishing the relationship of the deceased to the employee and the date of death must be submitted to the Office of Human Resources.

                                 ARTICLE XXVIII

                            FAMILY AND MEDICAL LEAVE

      Section 1. Employees may exercise their rights under the Family and Medical Leave Act.

                                  ARTICLE XXIX

                               PART TIME EMPLOYEES

      Part time employees who work 1,000 hours or more in a given calendar year shall be entitled to three (3) days off in the following calendar year. Those days shall be considered vested as of January 1 of the following year. In the event the employee terminates employment, the Employer shall pay the employees for the unused balance. Days cannot accumulate from year to year. The days must be used in the year following the year earned. For the employee to be eligible to receive the days, the employee must be actively on the Employer's payroll as of December 31 of the earning year.

                                   ARTICLE XXX

                                HEALTH INSURANCE

      The Employer shall continue to offer health care coverage under HIP (as long as HIP is available) and under any other healthcare plan offered to Interboro employees generally. The Employer will pay for the entire cost of the employee only coverage under HIP or the equivalent amount towards the cost of alternative coverage offered by the Employer and selected by the employee. The employee shall pay the cost of coverage for dependents.

      Notwithstanding the above, the Employer reserves the right to change the health insurance carrier as long as the coverage is substantially similar to the existing coverage. The Employer will advise the Union when it seeks to change carriers. The Employer will review bids for insurance referred by the Union in the same manner it reviews bids by insurance carriers solicited by the Employer.

                                  ARTICLE XXXI

                             TRANSPORTATION EXPENSES

      Section 1. In the event that an employee is directed to report to other than the usual place of employment, the employee shall be reimbursed for any approved additional transportation expenses above the employee's regular commuting costs. An expense report must be submitted for reimbursement.

      Section 2. In the event that an employee uses a personal vehicle for work, the employee will be reimbursed thirty-five (.35) cents per mile.

                                  ARTICLE XXXII

                                  SEPARABILITY

      Section 1. In the event that any provision to this Agreement shall at any time be declared invalid by any Court of competent jurisdiction or through Government Regulations or decree, such decision shall not invalidate the entire Agreement. It is the expressed intention of the parties hereto that all other provisions not declared invalid shall remain in full force and effect.

                                 ARTICLE XXXIII

                                   DISCIPLINE

      Section 1. It is hereby agreed that the Company has the right to discharge, suspend or discipline for violations of the Employee Manual, including violations of the General Rules of Conduct, or for other just cause. The Company agrees to advise in writing the Local Union and the Shop Steward of any such discharge or suspension and the reason therefore at the time of the discharge action.

      Section 2. The Employer agrees that a Union representative must be present during disciplinary conferences, subject to employee consent. The Employer agrees that a Union representative must be present during any investigatory interview of an employee covered by this agreement where as a result of the interview said employee could be subject to discipline if requested by employee.

      Section 3. All employees are expected to adhere to general accepted rules, conduct and organizational behavior. If an employee's work performance does not meet acceptable standards, if possible, a supervisor should provide counseling, point out areas of weakness and recommend ways to overcome areas of concern; give an oral warning to the employee and file written documentation that an oral warning was administered; give a formal written warning to the employee if the employee fails to correct the problem; recommend suspension or discharge of the employee based upon the severity of the situation if the problem continues.

      Section 4.  Depending  upon all of the  circumstances  of the case and the severity  of the  :offense,  one or more of the above  steps may be  repeated or bypassed. Generally, the Employer will follow a traditional progressive discipline policy except with regards to Admissions Counselors and Financial Aid Counselors. (See Appendices 3 and 4)

                                  ARTICLE XXXIV

                             TERMINATION AND RENEWAL

      The Agreement shall be in full force and effect from September 1, 2003 to August 31, 2006, and shall continue in effect from year to year thereafter, unless either party shall give notice to the other in writing at least sixty
(60) days prior to any expiration date of its desire to terminate or modify such agreement; provided, however, that in the event the Union serves written notice in accordance with this Article, any business or employment interruption after any expiration date shall not be deemed in violation of any provision of this Agreement, notwithstanding any other provision to the contrary.

      IN WITNESS WHEREOF, each representative of INTERBORO INSTITUTE INC. and OFFICE AND PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, LOCAL 153, AFL-CIO, has this 28th day of February, 2004 executed this Agreement, effective today except as otherwise expressly provided.


INTERBORO INSTITUTE, INC.           OFFICE & PROFESSIONAL INTERNATIONAL
                                    UNION, LOCAL 153, AFL-CIO


By /s/ Dr. John J. McGrath          By /s/ Richard Lanigan

Name Dr. John J. McGrath            Name________________________________

Title CEO  and President            Title_________________________________

                                    By
                                      -----------------------------------
                                      Kathleen Carr
                                      Business Representative


                                    By /s/ Gregory Vegara
                                       ----------------------------------
                                       Gregory Vegara
                                       Organizer


                                    Negotiation Committee:


                                    /s/      Celina Lynch
                                    -------------------------------------


                                    /s/      Doreen Palmer
                                    -------------------------------------


                                    /s/      Zen Walton
                                    -------------------------------------


                                    /s/      Sarah E. Holder
                                    -------------------------------------

                             APPENDIX 1 - JOB TITLES

Academic Advisor
Accounts Payable Clerk
Administrative Assistant
ARC Coordinator
ARC Coordinator/Library
Assistant to the Student Activities Coordinator
Assistant Director
Assistant Academic Advisor
Assistant Registrar
Assistant to the Registrar
Bursar Clerk
Career Advisor
File Clerk
Financial Analyst
Financial Aid Counselor
Financial Aid
Data Entry
IT Support Specialist
Junior Admissions Associate
Junior Accountant
Library Assistant
Office Manager
Office Assistant
Receptionist
Retention Coordinator
Secretary
Senior Admissions Associate
Server Administrator
Student Activities Coordinator
Student Service
Generalist
Switch Board/Data Entry Clerk
TAP Coordinator
Tester
Testing Coordinator
Tutor

                      APPENDIX 2 - GENERAL RULES OF CONDUCT

The Institute has the right to immediately discharge, suspend, or otherwise discipline any employee for violations of rules of conduct that include, but are not limited, to the grounds listed below. Employees may be discharged, suspended, or otherwise disciplined with the approval of the Office of the President for violations of the following:

Poor job performance;

Failure to render service to any student, if such service is within the normal scope of the employee's duties;

Abusive or inconsiderate treatment of students, visitors, or other employees;

Falsification  of  Institute   records,   application  forms  of  employment  or
admissions;

Unauthorized absence from post or duty while on work-time;

Refusal to accept a job assignment; insubordination;

Improper use of, or unauthorized possession of intoxicating beverages at the workplace or reporting to work under the influence of intoxicants;

Illegal use of drugs (see drug & alcohol policy);

Excessive lateness and absenteeism;

Possession of a weapon or firearm on the premises;

Fighting, harassing or threatening another employee, or other disorderly conduct on the premises;

Demeaning statements or actions concerning an employee or student's individual circumstances (race, religion, sexual orientation, etc);

Gambling, conducting games of chance or possession of gambling devices on the premises;

Any unlawful conduct; stealing, misappropriation or unauthorized possession or use of property belonging to the Institute, its residents, visitors or other employees;

Negligence or deliberate destruction or misuse of property belonging to the Institute, its students, visitors or other employees;

Creating unsafe or unsanitary conditions by acts of commission or omission;

Disregard of safety rules;

Disregard of one's appearance, uniforms, dress or personal hygiene;

Failure to sign in for work; signing in for another employee;

Solicitation, accepting gratuities or peddling on Institute premises (see conflict of interest policy);

Breach of confidentiality;

Any unlawful conduct not specifically mentioned; or conducts detrimental to the Institute.

                APPENDIX 3 - STANDARDS FOR ADMISSIONS ASSOCIATES

      Senior and Junior Admissions Associates will be reviewed based upon the number of admissions (which are students who start and survive the purge) for which they are directly responsible. To insure that the review is fair, it is the intent of the Employer that all Admissions Associates receive the same number of leads. In the event that any individual Admissions Associate does not receive within ten (10) percent of the average number of leads of the other Admissions Associates, then there shall be no negative consequence to the review for that semester. It is the intent of the Employer that qualified Junior Admissions Associates shall become Senior Admissions Associates. In the event a Junior Admissions Associate has two (2) consecutive semesters whereby the admissions attributable to him/her are equivalent to the average number of admissions credited to the Senior Admissions Associates for the same period, then that Junior Admissions Associate shall become a Senior Admissions Associate.

      For the Fall and Spring semesters, each Senior Admissions Associate is expected to produce 120 admissions. For the same two (2) semesters, each Junior Admissions Associateis expected to produce 75 admissions.

      In the event that 75% of the Senior and Junior Admissions Associates meet or exceed those goals, the remaining Admissions Associates may be subject to discipline. If a Senior Admissions Associate only produces between 75 and 119 admissions, that Senior Admissions Associate will receive a warning letter. In the event a Junior Admissions Associate only produces between 47 and 74 admissions, that Junior Admissions Associate will receive a warning letter.

      If 75% of the Admissions Associates meet their goals, a Senior Admissions Associate will be subject to immediate discharge in the event the Senior Admissions Associate produces less than 75 admissions and a Junior Admissions Associate will be subject to immediate discharge in the event the Junior Admissions Counselor produces less than 47 admissions, unless such failure to achieve a required minimum occurs in a semester immediately following four consecutive semesters in which the employee achieved his/her goal (i.e., for a Fall or Spring semester, 120 admissions for a Senior Admissions Associate, and 75 admissions for a Junior Admissions Associate).

      If 75% of the Admissions Associates do not meet their goals (120 for Senior Admissions Associates and 75 for Junior Admissions Associates), then the only disciplinary penalty may be that either the Senior Admissions Associate or the Junior Admissions Associate who misses his/her goal by the greatest percentage, may be subject to discipline, including discharge, provided that the Admissions Associate being discharged, or otherwise disciplined, failed to achieve his/her required minimum (i.e., 75 admissions for a Senior Admissions Associate, and 47 admissions for a Junior Admissions Associate).

      These standards for Senior Admissions Associates and Junior Admissions Associates shall not apply until the Admission Associate has completed his/her probationary period. The actual review will be from the first day of the next semester through the end of that semester.

      For the Summer semester, the admissions goals are reduced by 50%. Each Senior Admissions Associate is expected to produce 60 admissions, and at least 37 admissions must be produced, and each Junior Admissions Associates is expected to produce 37 admissions. and at least 24 admissions must be produced.

      Except as set forth above, a Senior or Junior Admissions Associate cannot be dismissed until he/she receives a warning letter with respect to two (2) semesters and then once again fails to reach the above goals. Termination of employment may occur following the third sub par review as outlined above. A Junior or Senior Admissions Associate will have a warning letter removed from the progressive disciplinary process in the event that the Admissions Associate has two (2) consecutive semesters wherein the Admissions Associate is not subject to discipline.

                      APPENDIX 4 - FINANCIAL AID STANDARDS

      Financial Aid Counselors shall be reviewed on a semester basis. Each semester, a Financial Aid Counselor must accurately complete, at a minimum, 95% of the files assigned to that Counselor. In addition, 95% of the State aid relating to the files assigned to that counselor must be fully collected. In the event the Financial Aid Counselor accurately completes at least 90% but less than 95% of his/her assigned files, and/or state aid collections relating to those assigned files are at least 90% but less than 95%, the Financial Aid
Counselor shall receive a warning letter. Thereafter, if a Financial Aid Counselor completes 95% or more of his/her assigned files, and at least 95% of all state aid relating to those assigned files has been received, for two (2) consecutive semesters, the warning letter shall no longer be considered active. Otherwise, a failure to achieve a 95% goal in a second semester shall constitute just cause for discharge.

      If, in any semester, a Financial Aid Counselor accurately completes less than 90% of his/her assigned files, or less than 90% of the state aid relating to those assigned files has been collected, the Financial Aid Counselor shall be subject to immediate termination of employment.


FINAL DOC. - 02/04/04